EXHIBIT 10.2

January 18, 2001

PERSONAL AND CONFIDENTIAL                                    Via Federal Express

Frederick M. Lax
2902 Glenbriar Drive
St. Charles, IL  60174

Dear Fred:

     On behalf of Tekelec, I am pleased to offer you employment as Executive Vice President and Chief Operating Officer, on the terms and conditions set forth in this letter. As Executive Vice President and Chief Operating Officer, you will report directly to Tekelec's Chief Executive Officer, will be principally responsible for Tekelec's worldwide operations and will have such other duties and responsibilities as may be delegated to you from time to time by the Chief Executive Officer and/or the Board of Directors. Your principal office will be located in our Calabasas, California facility. Your responsibilities will from time-to-time require frequent travel. You may choose your employment start date so long as it is on or before February 19, 2001.

Your compensation and benefits will be as follows:

1. Your starting annual base salary will be $325,000 (i.e., $12,500 per bi-weekly period).

2. You will be eligible to participate in Tekelec's 2001 Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan as approved by the Company's Board of Directors (which approval is expected no later than in February 2001), (A) quarterly bonuses in 2001 equal to 160% of your quarterly earnings for a calendar quarter if the Company achieves certain quarterly financial milestones and (B) an annual bonus equal to 40% of your 2001 annual earnings if you achieve certain objectives during 2001. For purposes of the 2001 Officer Bonus Plan, your quarterly earnings and your annual earnings will be deemed equal to $81,250 and $325,000, respectively. The terms of your participation in any officer bonus plans for post - 2001 periods will be subject to change and the approval of the Board of Directors of Tekelec.

3.   You will be entitled to take four weeks personal time annually.

4. You will receive applicable benefits, including health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.
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                                                                    EXHIBIT 10.2

5. You will be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

6. You will be covered by Tekelec's Officer Severance Plan (a copy of which has been previously provided to you).

7. The Board of Directors of Tekelec will grant to you nonstatutory stock options to purchase 350,000 shares of Tekelec Common Stock ("Options"), effective as of the later of your start date or the date of the Board's action granting such options (the "grant date"). Alternatively, at the Board's election prior to the grant date, the Options may be granted under Tekelec's 1994 Stock Option Plan. The exercise price of your Options will be equal to the closing price of Tekelec's Common Stock on the grant date (as reported in The Wall Street Journal on the first business day following the grant date). Your Options will vest to the extent of 87,500 shares on the one-year anniversary of your start date. The remaining 262,500 shares will vest and become exercisable cumulatively in 12 equal quarterly installments of 21,875 shares each, with the first installment vesting on June 30, 2002 and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. The issuance of the shares upon exercise of the Options will be registered under the Securities Act of 1933. Your Options will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or a date not less than three months after you cease to be a Tekelec employee. The Options will in all respects be subject to the terms and provisions of the stock option agreement evidencing the grant of the Options. In addition to the foregoing grant, it is anticipated that the Compensation Committee of the Board of Directors will periodically, typically annually, consider whether additional options should be granted to you while you remain an officer of the Company.

8. The Board of Directors will grant you a restricted stock award of 30,000 shares ("Restricted Shares"). The Restricted Shares will vest in four equal annual installments of 7,500 shares each, with the first installment vesting on the one-year anniversary of your start date and one additional installment vesting on each anniversary thereafter provided that you remain an employee of Tekelec.

9. Tekelec will pay you up to a maximum of $250,000 to reimburse you for your accountable costs incurred in relocating to California, including the anticipated commissions and fees for the sale of your current home, losses incurred on the sale of your current home, the closing costs you incur in connection with your purchase of a new home in California, your actual out-of-pocket travel, moving, rental and other expenses relating to your relocation and the associated income taxes payable by you with respect to your receipt of such reimbursement. In addition, the Company will reimburse you for the costs of temporary housing in California pending your relocation (up to a maximum of six months) and the reasonable transportation expense you incur traveling to such location.

     You have advised us that you propose to resign as Vice President, Global Customer Technical Support, of, and from all other positions that you hold with, Lucent Technologies no later than the date of your acceptance of this offer. We understand that you believe that you can become and serve as Executive Vice
President  and  Chief   Operating   Officer  of  Tekelec  under  the
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                                                                    EXHIBIT 10.2

conditions anticipated in this letter agreement without violating any of the provisions of your current employment and related agreements with Lucent (collectively, the "Lucent Agreement"). In any event, we expect you to strictly observe, and to comply fully with, all the provisions of the Lucent Agreement during its term (including any provisions that survive the termination of that Agreement), and to refrain from taking any action, or causing any action to be taken, that would directly or indirectly violate any provision thereof. By signing the enclosed copy of this letter, you unconditionally agree to strictly observe and to comply fully with all the terms and provisions of the Lucent Agreement and represent and warrant that you are not currently subject to any express or implied contractual obligations to any former or current employers under any proprietary rights, confidentiality, non-competition or other agreements or understandings except for the Lucent Agreement. If you ever have any concerns that the duties or responsibilities assigned to you may violate or have violated the Lucent Agreement, you agree to promptly notify in writing our General Counsel, Ronald W. Buckly.

     You are aware that Tekelec prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity. By signing the enclosed copy of this letter, you agree not to disclose or use or induce Tekelec or any of its employees to use any trade secrets or confidential or proprietary information belonging to any of your former employers.

     As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which has been previously provided to you). As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.

     This letter agreement contains our entire understanding and agreement with respect to your employment with Tekelec and supercedes and replaces any and all prior or contemporaneous oral or written communications with respect thereto, including that letter addressed to you from Tekelec, dated December 22, 2000. There are no promises or understandings, express or implied, concerning your proposed employment with Tekelec except as set forth herein. The provisions of this letter may be amended only by a writing signed by you and by myself or the Chairman of the Board of Directors of Tekelec on behalf of Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

     Fred, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.

     If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and then faxing (fax number: 818.880.0176) and returning such signed copy to me for receipt no later than January 31, 2001.
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                                                                    EXHIBIT 10.2

                                   Sincerely,

                                   Michael L. Margolis
                                   Chief Executive Officer and President

Acknowledged and Accepted:

                                   Date:  January __, 2001
-------------------------------
Frederick M. Lax